EXHIBIT 99.1

MEMORANDUM

TO: SPARTA Employees and Stockholders FROM: Bob Sepucha SUBJECT: First Quarter 2003 Report and Stock Price Evaluation	DATE: Apr. 21, 2003

Stock Pricing Results
The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after Apr. 21, 2003. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $23.87 per share, an increase of $2.15 per share compared to $21.72 per share as of Jan. 21, 2003.

We made substantial gains in sales, gross profit, and annualized firm/assured contract backlog in the first quarter relative to both the fourth quarter of 2002 and especially to the first quarter of 2002. Consequently, for the second consecutive quarter all three terms in the stock pricing equation showed positive gains. The equity/share term contributed $0.49 to share price growth, the earnings/share term contributed $0.54, and the growth factor term contributed $1.12. This is the largest contribution ever from the growth factor term and the largest single-quarter stock price increase in our history.

Quarterly Stock Trade
Stock repurchases from terminating employees remained high in the first quarter although less than for the previous two quarters. In addition, for the next trade date on May 21 we will benefit from the stock purchase inherent in the February bonus distribution. As a result, funds for quarterly pro rata repurchases at the May 21 trade date will be substantially higher than that for the previous several trade dates, in the vicinity of $2,000K. We anticipate that liquidity will fall back to normal levels in succeeding trade dates.

For the stock trade on May 21, stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to the trade date, offering up to $3,986 in stock (167 shares), along with signed stock certificates for the amount offered. (Note that stock acquired less than 6 months prior to the stock trade date, i.e. acquired after Nov. 21, 2002, may not be offered.) Offerers wishing to sell in excess of $4,000 in stock should submit a second stock transaction request for the amount they desire to sell in excess of $4,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after May 21 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Repurchase requests received after May 21 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of May 14 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).

New Contracts
In the first quarter of 2003, we had five significant competitive contract/task-order wins and one competitive contract loss. CPO was notified by their customer, the Lockheed-Martin Joint Venture (JV), that the United Kingdom has decided to purchase the Javelin missile. This will result in another Javelin order for CPO in the amount of $8M. New Zealand and Australia also announced they had selected the Javelin missile, but these orders will be relatively small. As a subcontractor to Mayflower Vehicle Systems, PLC, CPO also won an award from Ford Motor Co. for composite parts for its limited-edition GT vehicle. The value of this subcontract is $7.5M over three years.

As a subcontractor to Computer Sciences Corporation, ASTO won a competitive award from the Missile Defense Agency Program Integration Directorate. SPARTA’s portion is for $5.9M over four years. TASO, formerly IDSO, won the Targeting Range Hardware and Service Support contract from the Army Training and Doctrine Command. This is a task-order contract with an $83M ceiling. TASO expects to generate $6.5M of sales per year over a five-year period.

ISSO, as a subcontractor to Northrop Grumman, won the Department of Defense Information Technology Certification and Accreditation Process (DITSCAP) program. The value of this subcontract will be $1.9M over two years. Finally, ISSO, as a subcontractor to Northrop Grumman (formerly TASC), lost the Information Assurance Mission Attainment Contract (IAMAC). This award had a value to SPARTA of $20M over five years.

These wins, coupled with continued growth of existing contracts in Missile Defense and Intelligence and of projected new work in these areas, contributed directly to the strong increases in the net earnings and growth terms of our stock price equation.

2003 Business Performance and Outlook
Despite a slow start in January, we posted strong gains in the first quarter. Sales of $47.1M were up 11% from the fourth quarter and up 31% from the first quarter of 2002. Gross profits improved similarly: 9% and 23% relative to the fourth and first quarters of 2002, respectively. Firm and assured contract backlog increased by 4% during the quarter to finish at $180.2M. This is 19% above the first quarter of 2002. Due to the reorganization at the end of 2002 when Sectors were restructured and people and contracts were transferred among Operations, a direct comparison of first quarter performance with earlier quarters is difficult below the company level. Nonetheless, we are seeing growth in almost all our strategic business areas but especially in Missile Defense, Intelligence, Homeland Security, and Hardware Systems.

At the beginning of the year, we settled on a plan of $188M sales in 2003. Since this serves as the basis for our internal budgeting, we intentionally chose a somewhat conservative estimate. Our strong sales and contract backlog performance in the first quarter suggests we will make that plan, and while extrapolating three months’ performance to a full year can be fraught with peril, that performance and the prospects for new work suggest we have a good chance of possibly reaching our objective of $200M.

In the first quarter, we hired 49 people and lost 47, 27 of the terminations resulting from cutbacks in our J-Tech work in Spiral Technology. This is a decrease in new hires from the fourth quarter (62) and a substantial increase in terminations even without the J-Tech layoffs, both trends we must turn around if we are to realize our business projections. Taking into account the change in status of some of our employees, the first quarter performance resulted in a net decrease in effective full-time staff of 8 people bringing the total staff to 895.

2003 Financial Performance and Outlook
Net earnings in the first quarter were $2.5M, essentially the same as for the fourth quarter but 23% above the first quarter of 2002. Profitability this past quarter was 5.3% of sales, slightly below the profitability we realized in all of 2002 (5.5%) and in the fourth quarter (5.6%). While we most likely will not be able to sustain 6+% profitability as sales approach $200M, we must nonetheless continue to seek ways to keep profitability as far above 5.5% as possible. Otherwise, continued significant stock price growth will demand even greater sales growth than we currently project.

Stockholders’ equity stood at $29.1M at the end of the quarter, $4.1M more than the fourth quarter. This 16% increase is due to increases in earnings and stock option exercises, and to the issuance of 2002 end-of-year bonus stock this past February. In addition, we no longer have the cash outlay associated with repurchasing SPARTA stock from SAIC, since that repurchase was completed in the fourth quarter. We should expect equity to continue to rise in succeeding quarters although not at the rate of the first quarter without the benefit of the end-of-year stock distribution.

At the end of the quarter, we had $12.2M in cash and investments, $4.4M below the fourth quarter due to 2002 profit sharing and bonus payments. Cash management remained strong with our average Days Sales Outstanding (DSO) at 69 days. This is five days more than the 2002 average but four days less than the average at the end of the first quarter of 2002.

We continue to be debt-free with respect to our bank line of credit, and we do not currently anticipate drawing down on the line of credit in the foreseeable future. However, the lower cash and investments did not fully offset our debt due to stock promissory notes and deferred income taxes. The net long-term debt was $1.7M at the end of the quarter, up $4.1M from the previous quarter but down $3.1M from the first quarter of 2002. This is a temporary condition as we expect cash and investments to continue to rise in succeeding quarters. With the improvement in stockholder equity, our bank debt-to-equity decreased to 0.4 for the quarter, down from 0.7 at the end of last year. Our subordinated stock note balance decreased $0.4M during the quarter as a result of scheduled principal payments.

Other Matters

We have recently implemented additional review procedures relating to the calculation of the Company’s stock price. In connection with this review, the Audit Committee of the Board of Directors will review the inputs to the stock pricing formula prior to the release of the stock price memo. We have scheduled our Audit Committee and Board of Directors meetings on the day of the stock price change of each quarter (or, if the 21st falls on a weekend, on the first business day thereafter). Accordingly, future stock price memos will be issued the day subsequent to the Audit Committee and Board meeting, i.e., the first business day in which the new stock price becomes effective.

All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

[This document constitutes part of a prospectus relating to securities that have been registered under the Securities Act of 1933.]

SPARTA, INC.
OPERATING RESULTS
AS OF March, 2003

	For the three months ended		For the twelve months ended
Business Results
(in $K, unless otherwise noted)	March 03	March 02	March 03	March 02

Sales ($M)	$47.1	$35.9	$173.4	$142.1
Gross earnings	4,338	3,513	16,114	14,602
Net income	2,513	2,048	9,369	8,484
Stock tax benefit	721	787	1,710	1,874
Stock sales — Receivable	(716)	(398)	(175)	(140)
Deferred Stock (Rabbi Trust)	(200)	(99)	(76)	(110)
Stock sales — exercise	2,764	1,834	5,477	4,909
Stock sales — retirement plans	1,242	1,160	3,570	3,094
Stock sales — bonus	1,096	931	1,096	931
Total Stock Sales	5,102	3,925	10,144	8,934
Stock repurchases:
- Cash	3,118	5,520	16,691	15,035
- Promissory notes	183	3,450	183	7,367
Total Stock Repurchases	3,301	8,970	16,874	22,402

Business Projections and Backlog	At March 30,	At December 29,	At March 30,
(in $M, unless otherwise noted)	2003	2002	2002

Contract backlog	180.2	176.3	151.3
Proposal backlog	77.0	61.1	113.6
Twelve month projected sales	198.7	196.8	177.2
Twelve month projected gross earnings ($K)	18,291	16,835	15,958

	At March 30,	At December 29,	At March 30,
Breakdown of Stockholders Equity ($M)	2003	2002	2002

Stock sales	$30.26	$25.16	$20.11
Stock sales receivables	$(1.18)	(0.47)	(1.01)
Deferred stock compensation	$(0.49)	(0.29)	(0.41)
Stock repurchases	$(28.18)	(24.88)	(11.31)
Stock tax benefit	$11.93	11.21	10.22
Retained earnings	$16.78	14.27	7.41

Equity for Stock Pricing	$29.12	$25.00	$25.02

Less value of SAIC preferred stock	0.00	0.00	(3.24)

SEC Equity	$29.12	$25.00	$21.79

Subordinated stock notes	9.97	10.35	11.99

Net Worth	$39.09	$35.35	$37.02

	At March 30,	At December 29,	At March 30,
Stock Notes ($M)	2003	2002	2002

Total note balance	$9.97	$10.35	$11.99
Long-term subordinated	$7.49	$8.09	$9.81

STOCK PRICE CALCULATION
(Business Data as of 3/30/2003)

		Equity		Growth		Earnings
		Term		Term		Term

		SE+SN+CX					NP+STB
PRICE	=	SI+SV	+	7 x FG	x	(2 YR AVG	SI+SV)

Stock Ownership

Shares Issued (SI)	4,987
Option Vested (SV)	684

5,672

Equity Term ($K)

Stockholders Equity (SE)	29,121
Subordinated Notes (SN)	7,487
(Long Term Portion)
Cost to Exercise SV (CX)	8,843

SE + SN + CX =	45,451

Equity Term/Share

SE+SN+CX		45,451
SI+SV	=	5,672	=	$8.014

Growth Term (FG)

			Less Extraordinary
Gross Earnings ($K)		Less SIT	Gain/Misc. Income

Past 12 Months	16,115	15,324	15,218
Past 24 Months	30,717	29,283	29,165
12 Month Projection	16,665	(Contract Backlog + Weighted Proposal Backlog)

2
FG	=	[	{Past 12 Months	+	12 Months Projection}	/	Past 24 Months]

2
FG	=	[ (	15,218+	16665)	/	29164.8	]	=	1.195

Earnings Term ($K)			Previous 7 Quarters

Net Earnings for Quarter		(NP)	= 2,513	0.377
Stock Tax Benefit		(STB)	= 721	0.458 0.464
				0.499
Quarter	NP+STB	= (2512.8 + 721.203)	/ 5,672	0.464
	SI+SV	=	0.570	0.463
				0.494

2 YR AVG	NP+STB	= (0.570 + 3.219)	/ 2	3.219
	SI+SV	=	1.895

Stock Price Computation

     Note: Growth Term may not exceed 1.500

Price/Share	=	$8.014	+	7	x	1.195	x	1.895	=	$23.87

12 Month Earnings/Share (for Stock Pricing Purposes)	=	$1.99
Price-To-Earnings Ratio	=	12.0

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